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ATMEL CORPORATION

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The following press release was issued by Atmel Corporation on March 15, 2007.
ATMEL CORPORATION ANNOUNCES SPECIAL STOCKHOLDER MEETING SCHEDULED FOR MAY 18, 2007
SAN JOSE, Calif., March 15, 2007 — Atmel® Corporation (Nasdaq: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced that it will hold a special meeting of stockholders on May 18, 2007. The meeting was requested by George Perlegos, the former Chairman and CEO of the Company, to consider the removal of five directors of the Company and to replace them with a slate of candidates nominated by him. Mr. Perlegos requested the special meeting last August when Mr. Perlegos, his brother Gust Perlegos, and two other Atmel senior executives were terminated for cause by a special committee of Atmel’s Board of Directors following an eight-month investigation into allegations regarding the misuse of corporate travel funds.
As announced last month, the Delaware Court of Chancery ruled in favor of the Company in the litigation brought by Messrs. George and Gust Perlegos challenging their termination for cause, finding that they were properly terminated and stating that “the Perlegoses have not demonstrated any right to hold any office of Atmel.” The Court also ruled that the special meeting of stockholders requested by George Perlegos should be held, and today approved the date for the special meeting.
Since the time Messrs. George and Gust Perlegos were terminated for cause, Atmel’s Board and management team have taken important strategic actions to position Atmel for profitable growth. As announced in December 2006, Atmel has implemented strategic restructuring initiatives designed to enhance profitability, accelerate the Company’s growth and reduce costs. These initiatives include:
•	Redeployment of resources to Atmel’s high-growth, high-margin product lines and halting development of lesser, unprofitable, non-core products;

•	Optimization of Atmel’s manufacturing operations, including the planned sale of two wafer fabrication facilities; and

•	Adoption of a fab-lite strategy.
Together, these initiatives are enabling the Company to reduce manufacturing costs and capital expenditures, and increase operating efficiencies. The Company expects this strategic plan to generate cost savings of approximately $80 million to $95 million annually by 2008.
“We have refocused our resources on our high-growth microcontroller product lines. Our restructuring efforts are on track, and we are already beginning to realize the associated cost savings,” said Steven Laub, Atmel President and CEO. “We believe these are the right strategies for Atmel to better serve our customers, reduce manufacturing costs and enhance shareholder value. We are confident that our shareholders will continue to support the current Board and management team, who are taking the necessary actions to capitalize on Atmel’s strengths and drive shareholder value.”
The record date for stockholders to be entitled to vote at the special meeting is April 5, 2007.

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Additional Information
Atmel will file a preliminary and definitive proxy statement and other relevant documents concerning the special meeting with the Securities and Exchange Commission. Its shareholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information. Shareholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by Atmel with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Atmel will be available free of charge from Atmel. Atmel and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Atmel against the proposed removal of Atmel’s directors.
Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the special stockholder meeting, statements about Atmel’s restructuring and other initiatives, including the anticipated benefits and cost savings of such initiatives, and statements regarding Atmel’s future prospects. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, the ability to recognize the benefits of our restructuring and other initiatives, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
Investor Contact
Robert Pursel
Director of Investor Relations
408-487-2677
Media Contact
Jennifer Schaefer / Mike Cuneo
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449